                                                                    Exhibit 12.1


                      SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                    Year Ended December 31,
                                       -------------------------------------------------
                                         1998      1997      1996     1995 (a)    1994
                                       --------  --------  ---------  ---------  -------

Net Earnings (loss) from Operations    $ 67,480  $ 38,241  $ (9,693)  $(21,274)  $11,849
Add:
  Interest Expense                       82,203   104,434   117,224    103,804    53,789
                                       --------  --------  --------   --------   -------

Earnings as Adjusted                   $149,683  $142,675  $107,531   $ 82,530   $65,638
                                       ========  ========  ========   ========   =======

Fixed Charges:
  Interest Expense                     $ 82,203  $104,434  $117,224   $103,804   $53,789
  Capitalized Interest                   26,703    69,883    11,448      4,404     3,184
                                       --------  --------  --------   --------   -------

  Total Fixed Charges                  $108,906  $174,317  $128,672   $108,208   $56,973
                                       ========  ========  ========   ========   =======

Ratio of Earnings to Fixed Charges          1.4       0.8       0.8        0.8       1.2
                                       ========  ========  ========   ========   =======

(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.